ITEM 77E.   LEGAL PROCEEDINGS
Since October 2003, Federated and related entities
 (collectively, "Federated"), and various Federate d funds ("Funds"), have been named as defendants in several class action lawsuits now pe nding in the United States District Court for the District of Maryland. The lawsuits were purportedly filed on behalf of people who purchase d, owned and/or redeemed shares of Federated-sponso red mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in ille gal and improper trading practices including market timing and late trading in concert with cert ain institutional traders, which allegedly caused fi nancial injury to the mutual fund shareholders.
These lawsuits began to be filed shortly after Feder ated's first public announcement that it had receive d requests for information on shareholder trading activities in the Funds from the SEC, the O ffice of the New York State Attorney General ("NYAG")
, and other authorities. In that regard, on November 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG with respect to those matters.
Specifically, the SEC and NYAG settled proceedings aga inst three Federated subsidiaries involving undisclos ed market timing arrangements and late trading. The SEC made findings: that Federated Invest ment Management Company ("FIMC"), an SEC-registered i nvestment adviser to various Funds, and Federated Securities Corp., an SEC-registered bro ker-dealer and distributor for the Funds, violated pro visions of the Investment Advisers Act and Investment Company Act by approving, but not disc losing, three market timing arrangements, or the asso ciated conflict of interest between
FIMC and the funds involved in the arrangements, eithe r to other fund shareholders or to the funds' board; a nd that Federated Shareholder
Services Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated em ployee from late trading in violation of provisions of the Investment Company Act. The NYAG found that such conduct violated provisions of New Yor k State law. Federated entered into the settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid
approximately $8.0 million to certain funds as determi ned by an independent consultant. As part of these set tlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregat e amount of an additional $72 million and, among other things, agreed that it would not
serve as investment adviser to any registered investme nt company unless (i) at least 75% of the fund's direc tors are independent of Federated,
(ii) the chairman of each such fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trust ees of the fund or committee, respectively, and (iv) th e fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged t
o a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "
About Us" section of Federated's
website at FederatedInvestors.com.
Federated entities have also been named as defendants in several additional lawsuits that are now pending in the United States District Court for
the Western District of Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the law firm of Dickste in Shapiro LLP to represent the Funds in each of the l awsuits described in the preceding two paragraphs. Federated and the Funds, and their respective counsel, have been defending this liti gation, and none of the Funds remains a defendant in any of the lawsuits (though some could potentially receive any recoveries as nominal def endants). Additional lawsuits based upon similar allegations may be filed in the future. Th e potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is unce rtain. Although we do not believe that these lawsuits wi ll have a material adverse effect on the Funds, there can be no assurance that these suits, o ngoing adverse publicity and/or other developments resul ting from the regulatory investigations will not result in increased Fund redempt ions, reduced sales of Fund shares, or other adverse cons equences for the Funds.